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                                                                   Exhibit 10.47

                AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
                          AND JOINT ESCROW INSTRUCTIONS

     This Agreement of Purchase and Sale of Real Property and Joint Escrow Instructions ("AGREEMENT") is dated, for reference purposes only, November 16, 2005 and is made by and between Shadrall Associates, a New York General Partnership ("SELLER"), and Cole Takedown, LLC, a Delaware limited liability company and/or its assignee ("BUYER"). Seller and Buyer shall individually hereinafter be referred to as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

     A. Seller is the owner of certain improved real property commonly known as 4827 & 4887 S. Wadsworth Way, Denver, Colorado 80124, the legal description of which is described in EXHIBIT "A" attached hereto (together with all buildings, structures and improvements located thereon, the "REAL PROPERTY"). The Seller may also be the owner of certain tangible personal property (the "PERSONAL PROPERTY") located on and/or used in connection with the Real Property. The Real Property, all permits, licenses and other matters related to the Real Property, the Leases, the Personal Property, to the extent that the same exist and are owned and transferable by Seller, and rights appurtenant thereto are referred to collectively herein as the "PROPERTY"; and

     B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, all on the terms and conditions contained herein.

                                    AGREEMENT

1.   PURCHASE AND SALE.

     1.1 AGREEMENT TO BUY AND SELL. On the terms and conditions contained in this Agreement, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, at the "CLOSING" (as hereinafter defined).

     1.2 PURCHASE PRICE. The Purchase Price for the Property shall be Nineteen Million One Hundred and Fifty Thousand Dollars ($19,150,000.00, the "PURCHASE PRICE"). Buyer's purchase of the Property shall not be contingent on Buyer obtaining any funds or financing commitments from any person or entity, and Buyer shall have no right to terminate this Agreement based on any inability or difficulty on its part to fund the Purchase Price or any part thereof.

     1.3 PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be payable by Buyer as follows:

     (a) Within five (5) business days after the execution of this Agreement and delivery by each Party to the other of an executed original or copy thereof (with such date of delivery being hereinafter referred to as the "EFFECTIVE DATE"), Buyer shall deposit for disbursement in accordance with the terms and provisions set forth herein the sum of Five Hundred Thousand Dollars ($500,000.00) (the "INITIAL DEPOSIT"). The Initial Deposit shall be non-refundable, subject only to the terms of this Agreement. The Initial Deposit shall be held by "ESCROW" (as hereinafter defined) in an interest-bearing account in accordance with the terms of this Agreement, and the Initial Deposit, together with any interest accruing thereon, shall hereinafter be referred to as the "ACCRUED DEPOSIT".

     (b) Prior to the Closing, Buyer shall deliver or cause to be delivered to Escrow, for the benefit of Seller, wire-transferred funds in the amount of the balance of the Purchase Price and all other amounts payable by Buyer hereunder, calculated by adjusting the Purchase Price for the sum of (i) the Accrued Deposit and (ii) the amount, if any, by which credits to Buyer exceed or are less than debits to Buyer by reason of the prorations set forth in Section 4.2 of this Agreement.

     1.4 EXPECTED CLOSING DATE. Subject to Section 2.9, the Closing shall be December 28, 2005 (the "EXPECTED CLOSING DATE"). Buyer may extend the Closing for up to an additional twenty (20) days upon delivery of written notice to extend the Closing to Escrow and Seller prior to the original Closing Date and by depositing an

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additional Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) of
earnest money with Escrow. For purposes of this Agreement, any additional earnest money deposited with Escrow pursuant to this Section 1.4 shall be added to and become a part of the Accrued Deposit.

2.   ESCROW; TITLE; BUYER'S AND SELLER'S RIGHTS AND OBLIGATIONS.

     2.1 ESCROW. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and Escrow instructions for Escrow. If Escrow requires separate or additional Escrow instructions ("ADDITIONAL INSTRUCTIONS"), Seller and Buyer shall execute and deliver them to Escrow promptly after any such request from Escrow. If there is any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail. Escrow shall promptly place the Initial Deposit, when received, in an interest-bearing account. At the Closing hereunder, the Accrued Deposit shall be paid to Seller, and shall be a credit against the Purchase Price. In the event of a default by Seller, or proper termination of this Agreement by Buyer, the Accrued Deposit shall be paid to the Buyer; in the event of default by Buyer or Closing pursuant to this Agreement, the Accrued Deposit shall be paid to Seller. If either Buyer or Seller makes a written demand upon Escrow for payment of the Accrued Deposit pursuant to this Agreement, Escrow shall give written notice of such demand to the other Party; if no written objection from such notified Party is received by Escrow within four (4) business days thereafter, Escrow may make the payment so demanded. As used herein, the term "ESCROW" or "ESCROW AGENT" shall refer to First American Title Insurance Company, 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016,
Attention: Mr. Tom Anzaldua, Tel. No. (602) 567-8113, Fax No. (602) 567-8101.

     2.2 CONDITION OF TITLE; TITLE INSURANCE. Within the time period set forth in Section 2.4, below, Seller shall, at Seller's cost and expense, obtain from First American Title Company ("TITLE COMPANY") and deliver to Buyer a current preliminary title report for an ALTA extended coverage title insurance policy for the Real Property, together with legible copies of all documents reflected as exceptions to title to the Real Property (collectively, the "PRELIMINARY TITLE REPORT"). Buyer shall, on or before the Due Diligence Expiration Date, notify Seller and Escrow in writing of any objections which Buyer has to the EXCEPTIONS to title, if any. "EXCEPTIONS" shall mean any exceptions in the Preliminary Title Report other than (a) real estate taxes not yet due and payable, (b) financing documents to which Seller is a party which shall be removed at the Closing, and (c) any Exception arising from the action, inaction or status of Buyer. If written notice of objection is not timely given by Buyer to Seller pursuant to this Section 2.2, then Buyer shall be deemed to have objected to all Exceptions. Seller shall have the right, but not the obligation, to clear all disapproved Exceptions within ten (10) days after Seller's receipt of Buyer's written objections thereto or, in the alternative, agree in writing within such ten (10) day period that such Exceptions shall be cleared prior to or at the Closing. Seller shall deliver at the Closing discharges, releases and/or terminations of any financing documents to which Seller is a party and which are of record and the same shall not be deemed PERMITTED EXCEPTIONS, as such term is defined below. Seller shall not voluntarily place any lien, encumbrance or other recorded document placed on record after the Effective Date (hereinafter, the "POST-EFFECTIVE DATE LIEN(S)") that materially and adversely affect the Real Property or the interest to be acquired by Buyer prior to the Closing, and if any involuntary Post-Effective Date Liens are placed on the Real Property, Seller shall forthwith notify Buyer and Seller shall use commercially reasonable efforts to cause all said Post-Effective Date Liens to be extinguished prior to Closing, and if Seller is unable to do so, Buyer may terminate this Agreement. Notwithstanding the foregoing, if, at any time prior to the Closing, Seller discovers that an involuntary or non-consensual lien in excess of Fifty Thousand Dollars ($50,000.00) has been placed against the Property, which lien Seller is unwilling to remove, Seller shall so notify Buyer in writing, and Buyer shall have the option, as its sole and exclusive remedies to either (a) terminate this Agreement, or (b) waive its objections to the lien(s) in question. The failure by Buyer to give notice of its termination of this Agreement within five (5) business days after receipt of such Seller's notice shall be deemed to be Buyer's election to terminate this Agreement. If Buyer elects to terminate this Agreement, the provisions of Section 2.6 shall apply. At the Closing, the Title Company shall issue an ALTA extended coverage policy of title insurance in an amount equal to the Purchase Price (the "OWNER'S POLICY"). Those Exceptions to title set forth in the Preliminary Title Report to which Buyer has not objected (or for which Buyer has waived its objection) shall be referred to as the "PERMITTED EXCEPTIONS". Notwithstanding anything to the contrary herein, the lien and encumbrance restrictions on Seller set forth in this Section shall be lifted and of no further force or effect if the Closing has not occurred prior to the date that is ninety (90) days after the Effective Date.

     2.3 CONDITION OF PROPERTY/ AS IS, WHERE IS CONDITION. It is understood, acknowledged and agreed by Buyer that, except as otherwise herein expressly provided, Seller is not making, and specifically disclaims, any

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representations, warranties or covenants of any kind or character, express or implied, with respect to the economic, functional, environmental and physical condition of the Property, including, but not limited to, representations, warranties or covenants as to: (i) matters of title (other than Seller's warranty of title set forth in the grant deed to be delivered at the Close of Escrow), zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the economical, functional, environmental, or physical condition of the Property; (ii) the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Property; (iii) the manner or quality of the construction or materials incorporated into any of the Property; (iv) the manner, quality, state of repair, or lack of repair of the Property. Buyer further agrees that with respect to the Property, except as expressly set forth in this Agreement, Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller and/or any agent, representative or servant of Seller regarding any environmental obligations, liabilities, conditions or other matters ("ENVIRONMENTAL MATTERS"), including but not limited to any matters under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq, as amended or as it may hereafter be amended, supplemented or replaced, and any other federal, state or local environmental law, statute, ordinance, code, rule, regulation or order now or hereafter in effect. Buyer represents and warrants to Seller that: (i) Buyer is a knowledgeable purchaser of real estate; (ii) except for those representations and warranties of Seller expressly set forth in this Agreement, Buyer is relying solely on Buyer's own expertise and that of Buyer's consultants with respect to the economic, functional, environmental and physical condition of the Property; (iii) Buyer has conducted such inspections, tests, studies and investigations of the Property (including, but not limited to, the physical and environmental conditions thereof) as Buyer has deemed appropriate and shall rely upon the same; and (iv) upon Closing, Buyer shall assume the risk that adverse matters (including, but not limited to, adverse physical or environmental conditions) may not have been revealed by Buyer's inspections, tests, studies and investigations of the Property. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT THE PROPERTY IN AN "AS IS, WHERE IS" CONDITION WITH ALL FAULTS, AND THAT, EXCEPT FOR ANY CLAIM OR CLAIMS ARISING OUT OF A BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER RELEASES SELLER FROM, AND WAIVES ALL RIGHTS AND CLAIMS AGAINST SELLER ARISING FROM, RELATING TO OR IN CONNECTION WITH SUCH MATTERS (INCLUDING, BUT NOT LIMITED TO, ALL CLAIMS FOR INDEMNITY AND/OR CONTRIBUTION, HOWEVER ARISING, INCLUDING ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS) AND THAT THERE ARE NO ORAL AGREEMENTS, REPRESENTATIONS, WARRANTIES OR COVENANTS COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER AND/OR ANY AGENT, REPRESENTATIVE OR SERVANT OF SELLER OR BY ANY OTHER PERSON. BUYER EXPRESSLY AGREES THAT THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT BEFORE CLOSING, AND THAT SELLER IS NOT LIABLE OR BOUND IN ANY MANNER WHATSOEVER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE EXPRESSLY SET FORTH AND REFERRED TO HEREIN. FURTHER, IF BUYER, PRIOR TO THE CLOSING, DISCOVERS THAT ANY WARRANTY OR REPRESENTATION MADE BY SELLER IS UNTRUE, INACCURATE AND/OR INCOMPLETE, OR THAT SELLER HAS BREACHED ANY TERM CONTAINED IN THIS AGREEMENT, AND BUYER ELECTS TO PROCEED WITH THE ACQUISITION OF THE PROPERTY AND DOES, IN FACT, ACQUIRE TITLE TO THE PROPERTY, THEN BUYER SHALL BE DEEMED TO HAVE WAIVED ANY CLAIMS IT HAD OR MAY HAVE IN REGARD TO THE WARRANTY, REPRESENTATION OR BREACH DISCOVERED, NOTWITHSTANDING ANY STATEMENT OF PROTEST, NON-WAIVER OR PRESERVATION OF RIGHTS BY BUYER, THE FILING BY IT OF LITIGATION OR ANY OTHER ACT TAKEN OR STATEMENT MADE BY BUYER IN AN ATTEMPT TO AVOID THE FOREGOING ABSOLUTE WAIVER OF RIGHTS. BUYER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS IN THIS SECTION 2.3, AND BY ITS INITIALS IMMEDIATELY BELOW, AGREES TO BE BOUND BY ITS TERMS.

     BUYER: JMP

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     2.4 PROPERTY DOCUMENTS. Not later than five (5) days after the Effective
Date, Seller shall deliver to Buyer or Buyer's agent, or make available to them, copies of the documents and other records hereinafter described (to the extent that same are in Seller's possession or reasonably under its control) that relate to the Real Property, all of which documents and records shall collectively hereinafter be referred to as the "PROPERTY DOCUMENTS". The Property Documents referred to herein, all of which are to be delivered to Buyer without warranty as to their content, accuracy or completeness, are:

     (a) TITLE. The Preliminary Title Report.

     (b) LEASES, RENTAL STATEMENTS, CONTRACTS. All leases, lease amendments, renewals and rental agreements relating to any space within the Real Property currently leased or licensed to any person or entity (collectively, the "LEASES"); rental statements reflecting the Leases, including, to the extent such information is kept in the normal course of business by or on behalf of Seller, the names and locations of each tenant (each, a "TENANT"), the scheduled rent, the actual collected rent, the dates of any rental increases, aging reports for each Tenant, and the amounts of any security and other types of deposits; and all service and related contracts (including, but not limited to, personnel contracts, janitorial and laundry agreements, landscaping, trash removal, parking lot maintenance, management and insurance contracts) affecting the Real Property.

     (c) FINANCIAL AND OTHER RECORDS. For the twelve (12) month period immediately preceding the Effective Date: Seller's IRS Forms 825; existing income and expense operating statements for the Property kept in the normal course of business by or on behalf of Seller; utility bills; CAM reconciliation worksheets; and the property tax bills, including appeals and pending or threatened assessments, if any. Seller shall also provide: a written inventory of personal property, including furniture and appliances, at the Real Property or used in conjunction with its maintenance; and a schedule, including a brief summary/explanation of all pending or threatened litigation with respect to the Property.

     (d) RECORDS, PLANS AND DRAWINGS. Any soils, environmental and/or geological reports; architectural and engineering building plans, permits, entitlements and notices received from any governmental entity for the two
     (2) year period immediately preceding the Effective Date; and any drawings, documents and/or correspondence relating to any planned, pending or conceptualized development of the Real Property.

     (e) SURVEY. The ALTA/ACSM Land Title Survey Prepared for Shadrall Associates and Others Dated September 22, 2000 and Revised October 16, 2000 (the "SURVEY"), a copy of which has been delivered to Buyer. Buyer may, at Buyer's sole cost and expense, obtain an update to the Survey. The legal description in the Survey, as and if updated, shall control over the description in Exhibit "A" attached hereto to the extent, if any, such descriptions may be inconsistent.

     2.5 BUYER'S INSPECTION/TESTING. Buyer shall have the right, but not the obligation, at its sole cost and expense, but not as a condition of this Agreement, to obtain the following (all of which, collectively, shall hereinafter be referred to as "BUYER'S INSPECTIONS"): (a) a soils' test report;
(b) an ALTA title supplement based upon the Survey; (c) an inspection of the physical aspects and condition of the Real Property; (d) a report on the applicable zoning ordinances affecting the Real Property or the use thereof; and
(e) a review of the Property Documents and the financial feasibility of Buyer's potential acquisition of the Property. As an additional Buyer's Inspection, Buyer shall have the option, at its sole cost and expense, to obtain, prior to the Due Diligence Expiration Date, a Phase I Hazardous Substance Conditions Report concerning the Real Property and relevant adjoining properties (as used herein, a "HAZARDOUS SUBSTANCE" shall mean any substance whose nature and/or quantity of existence, use, manufacture, disposal or effect render it subject to federal, state or local regulation, investigation, remediation or removal as potentially injurious to public health or welfare, and shall further mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a "hazardous substance" by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing). Buyer shall undertake all such inspections and testing in a manner which is not

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disruptive to any Tenant's activities at the Real Property; such inspections and testing shall be non-destructive; and Buyer shall immediately repair any and all damage caused by such inspections or testing or caused by Buyer, or its agents, contractors or employees, and Buyer shall, at its sole cost and expense, restore the Real Property to the condition in which it existed immediately prior to the testing or inspection or Buyer's entry onto the Real Property. Seller shall use commercially reasonable efforts to allow Buyer to have access to the Real Property (with Seller reserving the right to be present on all occasions whenever Buyer is at the Real Property), however, Seller shall not be responsible or liable for any failure or refusal by any of the Tenants at the Real Property to allow Buyer to have access to all or any portion of the Real Property. All persons and entities performing any testing at the Real Property (hereinafter, the "CONTRACTORS") shall be properly licensed and qualified, shall have obtained all permits necessary to conduct such testing.

     2.6 TERMINATION BY BUYER. If Buyer timely elects to terminate this Agreement in accordance with Sections 2.2, 2.7(a), 3.1(b) or (d), 3.3 or 6.1 of this Agreement, Buyer shall so notify Seller and Escrow in writing, whereupon
(a) Seller and Escrow shall immediately and without any further instructions return to Buyer the Accrued Deposit net of disbursements, if any, (b) this Agreement shall terminate, and (c) neither Party shall have any further rights or obligations under this Agreement, except for such indemnity obligations and other obligations that have been expressly declared herein to survive the termination of this Agreement. Buyer shall be responsible for all of its expenses and costs incurred through the termination of Escrow as well as Buyer's share of the costs under Section 4.3, below, which costs may include any cancellation charges assessed by Escrow and/or the Title Company. Except as set forth in Sections 2.2, 2.7(a), 3.1(b) or (d), 3.3 or 6.1, Buyer shall have no right to terminate this Agreement. Upon a termination of this Agreement for any reason, and at Seller's request and Seller's sole cost and expense, Buyer shall:
(x) execute and deliver to Seller such instruments, including a quitclaim deed, as are necessary or convenient to confirm such termination as well as the fact that Buyer has no right to possession of nor maintains any interest in or to the Property; and (y) inform Seller of the existence of any reports, tests, materials, studies and the like in Buyer's possession that relate to the Real Property and/or Buyer's Inspections, including, but not limited to, the Phase I Hazardous Substance Conditions Report referenced in Section 2.5, above (collectively, "BUYER'S REPORT(S)"), the cost thereof and a general overview or summary of the results or findings contained in Buyer's Reports. At Seller's request and upon payment by Seller to Buyer of one-half of Buyer's acquisition cost for each Buyer's Report requested by Seller, Buyer shall deliver to Seller a copy of each Buyer's Report requested,. Buyer shall also return to Seller all of the Property Documents that were previously provided or made available to Buyer.

     2.7 OPERATION OF THE PROPERTY; RISK OF LOSS.

     (a) RISK OF LOSS. Until Closing, risk of loss to the Real Property shall remain with Seller. If the Real Property shall suffer damage prior to Closing whereby Seller reasonably estimates that the cost of repair will be less than One Hundred Thousand Dollars ($100,000.00) and require less than ninety (90) days to rebuild, repair or restore, then Seller, at its election, may either (i) repair and restore the Real Property to the condition existing prior to the casualty (as near as practicable), or (ii) assign to Buyer the right to receive insurance proceeds relating to the damage (including any available rent loss insurance proceeds covering post-Closing losses, to the extent that Buyer sustains or will sustain any such losses, but under no circumstances shall the assigned insurance proceeds exceed the Purchase Price), in which event Buyer shall accept possession of the Real Property at Closing "AS IS, WHERE IS." If Seller reasonably estimates that the cost of repair will be One Hundred Thousand Dollars ($100,000.00) or more or require ninety (90) or more days to rebuild, repair or restore, and Buyer is not then in default hereunder beyond any applicable cure period, Buyer, at its option to be exercised by written notice given to Seller within five (5) business days after Buyer's receipt of written notice from Seller of such damage and the estimated cost of and time to repair the damage, may either (i) terminate this Agreement and receive the return of the Accrued Deposit, or (ii) waive such right to terminate and proceed to Closing in accordance with the provisions of this
     Section 2.7. If Buyer does not give timely notice of its intent to waive its right to terminate pursuant to sub-part (ii) above, Buyer shall be deemed to have terminated this Agreement pursuant to sub-part (i) above, in which case the provisions of Section 2.6 of this Agreement shall control. If Buyer waives its right to terminate this Agreement, this Agreement shall remain in full force and effect, and as Seller's sole obligation hereunder, Seller shall assign to Buyer the right to receive any applicable insurance proceeds, effective and contingent upon the transfer of title to Buyer, and Buyer shall accept the Property "AS IS, WHERE IS". In the event that Seller assigns insurance proceeds to Buyer pursuant to this Section, but such proceeds are, (i) subject to a deductible, and (ii) insufficient, after reducing the proceeds by the deductible,

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     to repair the damage and/or compensate Buyer for the loss, then Seller shall, at Closing, credit Buyer with the amount of the deductible (to the extent necessary to fully compensate Buyer for the damage or loss), but under no circumstances shall such credit exceed Twenty-Five Thousand Dollars ($25,000.00).

     (b) ONGOING OPERATIONS. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the Effective Date of this Agreement.

     (c) NEW AND EXISTING CONTRACTS. Until such time as Buyer has waived all of its rights to terminate this Agreement, Seller may, without Buyer's consent, enter into contracts relating to the Real Property, provided that Seller shall provide Buyer with written notice if such contracts will remain in effect after the Close of Escrow. Following the Due Diligence Expiration Date and through the Close of Escrow, and provided Buyer is not in default or breach hereunder and has not terminated this Agreement, Seller will not enter into any contract that will be an obligation affecting the Real Property subsequent to the Close of Escrow (except contracts entered into in the ordinary course of business that are terminable without cause on thirty (30) days' notice or less) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer shall assume the obligations of Seller, and hold Seller harmless from any obligations arising from and after the Closing Date of any existing or new contract entered into by Seller or that relate to the Real Property. Seller shall hold Buyer harmless from any obligations arising before the Closing Date of any existing or new contract entered into by Seller or that relate to the Real Property. Prior to the Closing, Seller shall provide to Buyer copies of all such new contracts that relate to the Real Property. Notwithstanding anything to the contrary herein, the restrictions on Seller set forth in this Section shall be lifted and of no further force or effect if the Closing has not occurred prior to the date that is ninety (90) days after the Effective Date.

     (d) LEASING ARRANGEMENTS. Following the Effective Date and through the Close of Escrow, and provided Buyer is not in default or breach hereunder and has not terminated this Agreement, and except for any leasing action involving a leasable area within the Real Property having a total square footage of twenty-five hundred (2,500) square feet or less (which spaces will be exempt from the consent requirement hereinafter described), Seller shall obtain Buyer's written consent, which Buyer shall not unreasonably withhold, condition or delay, before entering into any new Lease for space in the Real Property and before entering into a Lease amendment, expansion, or renewal of any Lease. At the Closing, Buyer shall, on a pro-rata basis based on the amount of time from the date the expense was incurred through the Closing Date, as compared to the amount of time remaining on the Lease following the Closing Date, reimburse Seller for all commissions, legal fees, the cost of tenant improvements, and all other leasing costs and expenses paid or incurred by Seller with respect to all Lease amendments, expansions, renewals or new Leases that were entered into after the Effective Date, and, at the Closing, Buyer shall assume in writing Seller's obligations and hold Seller harmless from any obligations arising from or after the Closing Date under all existing and new Leases and Leases amendments, expansions or renewals, while Seller shall remain liable for and hold Buyer harmless from all obligations under the Leases that arose and were required to be performed by Seller prior to the Closing Date. Notwithstanding anything to the contrary herein, the restrictions on Seller set forth in this Section shall be lifted and of no further force or effect if the Closing has not occurred prior to the date that is ninety (90) days after the Effective Date.

     2.8 DELIVERIES BY SELLER TO BUYER AT CLOSING. Prior to, and as a condition of, the Closing, Seller shall deliver to Escrow (a) a duly executed general bill of sale and assignment of all items of tangible and intangible Personal Property, if any (the "BILL OF SALE"); (b) a duly executed and acknowledged grant deed (the "DEED"); (c) financing document lien releases for Seller's mortgage, if any; (d) a duly executed assignment and assumption of lease, in recordable form, with respect to each of the Leases; (e) a duly executed assignment and assumption of all permits, warranties, guaranties (including, without limitation, any guaranty of a Tenant's obligations under one of the Leases) and contracts relating to the Real Property; (f) a letter from Seller to each Tenant requesting that future rent under the Leases be paid to Buyer; (g) a non-foreign seller affidavit, as required by Section 1445 of the Internal Revenue Code: (h) the final Certificate of Occupancy for all buildings, structures and improvements comprising the Real Property (or, if unavailable, a copy thereof); (i) an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow to allow for the deletion of the mechanics' lien exception from the Owner's Policy; (j) delivery of the SEC Filing Information and the SEC Filings Letter by Seller to Buyer not less than five (5)

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days prior to Closing; (k) originals of the Leases, the contracts, warranties, guaranties and permits, if any, in the possession of Seller or Seller's agents, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property; and (l) such other closing documents as are contemplated or necessary under the terms of this Agreement or as may reasonably be requested by Escrow to effect the Closing hereof, all of the foregoing being herein referred to as the "CLOSING DOCUMENTS".

     2.9 CLOSING. The terms "CLOSING", "CLOSE OF ESCROW" and "CLOSING DATE" shall mean the date on which the Deed is recorded in the official records of the County of Arapahoe, Closing Documents are delivered to or at the direction of Escrow and the balance of the Purchase Price and any other monies due Seller at the Closing are delivered by Escrow to Seller. Closing shall occur on the Expected Closing Date, but notwithstanding the foregoing, the Closing may occur on such other date as Buyer and Seller may hereafter agree. Buyer and Seller may modify the manner or time of Closing only by written agreement.

     2.10 BUYER'S INDEMNITY AND RELATED OBLIGATIONS. Buyer agrees to indemnify and hold Seller and its general and limited partners, officers, directors, shareholders, members, managers, beneficiaries, successors, related entities, agents and employees (collectively hereinafter the "SELLER RELEASEES") harmless from any and all injuries, losses, liens, claims, judgments, obligations, liabilities, costs, expenses or damages (including reasonable attorney's fees and court costs) sustained by the Seller Releasees to the extent same results from or arises out of any of Buyer's Inspections or by any of its representatives pursuant to Section 2.5, above; provided, however, Buyer shall not have any indemnification obligation or liability to Seller or any third parties for merely discovering any preexisting condition at the Real Property. The covenants contained in this Section shall survive the Close of Escrow and the termination of this Agreement.

3.   CONDITIONS TO CLOSING.

     3.1 SELLER'S OBLIGATIONS. Except as set forth in Section 3.1(d), below, the Closing and Buyer's obligation to perform at Closing pursuant to this Agreement are conditioned upon the fulfillment of each and all of the following:

     (a) DUE PERFORMANCE. Seller shall have timely delivered to Escrow such Closing Documents as are contemplated or necessary under the terms of this Agreement or as may reasonably be requested by Escrow to effect the Closing hereof, and Seller shall have duly performed all of Seller's obligations under this Agreement.

     (b) CONDEMNATION. No condemnation or eminent domain action which would materially and adversely affect the Real Property shall have been commenced, and no notice of intent to so commence an action, to acquire the Real Property or any portion of the Real Property, shall have been received by Seller; provided, however, that in the event a condemnation or eminent domain action is commenced or notice of intent to so commence has been received by Seller against the Real Property or any portion of the Real Property, then Seller may terminate this Agreement by written notice to Buyer, or in the event Seller does not terminate this Agreement, Buyer may, at its option (i) terminate this Agreement by giving written notice within five (5) business days of receipt of notice by Buyer of such action or intention from Seller, or (ii) elect (in writing) to close Escrow and have all condemnation proceeds payable to Buyer. Notwithstanding the foregoing, neither Seller nor Buyer shall have the right to terminate this Agreement if the proposed taking (x) does not materially and adversely affect any of the buildings, structures or improvements that comprise the Real Property,
     (y) does not have a material adverse affect on any point of ingress, egress or access to or from the Real Property, and (z) amounts to less than ten percent (10%) of the actual square footage of the unimproved land comprising the Real Property.

     (c) BANKRUPTCY. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors, nor shall the Property be subject to an action for the enforcement of the rights of creditors.

     (d) TENANT ESTOPPEL CERTIFICATES. As of the Effective Date, there are two Tenants occupying the Real Property. The Parties acknowledge that Seller may be unable to provide a "TENANT ESTOPPEL

     CERTIFICATE" (in substantially the same form and substance as the Tenant's Estoppel Certificate attached hereto as EXHIBIT "B") from both Tenants prior to the Closing, and the Parties agree that Seller's failure to obtain such a Tenant Estoppel Certificate from both Tenants shall not be a default under this Agreement, however, Buyer shall have the right to terminate this Agreement pursuant to Section 2.6, above, in the event that either or both Tenants fail to deliver a Tenant Estoppel Certificate not less than three
     (3) business days prior to the Closing. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer, prior to the Closing, a Tenant Estoppel Certificate from each Tenant dated no earlier than thirty
     (30) calendar days prior to the Closing Date, confirming the rent and other payments due and alleging no defaults, offsets, or claims against Seller, or if there any, setting forth such defaults, offsets, or claims against Seller. If both Tenant Estoppel Certificates are timely delivered to Buyer and both reflect terms materially consistent with the terms of each such Tenant's Lease, and neither of such Tenant Estoppel Certificates alleges a material variance from any rent roll delivered to Buyer or a material default by Seller under a Lease (unless such variance and/or default was disclosed, in writing, to Buyer not later than five (5) business days prior to the Due Diligence Expiration Date), then Buyer shall have no right to terminate this Agreement under this Subsection 3.1(d). Additionally, and if requested by Buyer, Seller shall request that each Tenant execute and return to Seller, Buyer and/or Escrow, not later than five (5) business days prior to Closing, a subordination, non-disturbance and attornment agreement, in form and substance reasonably acceptable to such Tenant (the "SNDA"), for the benefit of Wachovia Bank, National Association, however, the execution and/or delivery of the SNDA by each Tenant shall not be a condition or contingency of this Agreement.

     (e) WAIVER OF RIGHT OF FIRST REFUSAL. The deposit with Escrow and Buyer prior to the Due Diligence Expiration Date of an executed waiver by each Tenant of any right of first refusal under such Tenant's Lease.

     (f) ISSUANCE OF OWNER'S POLICY. The issuance of the Owner's Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement.

     (g) DELIVERY OF SECURITY DEPOSITS AND/OR PREPAID RENTS. The delivery by Seller to Buyer at Closing of all security deposits and pre-paid/abated rents under the Leases, if any, in the form of a credit in favor of Buyer against the Purchase Price.

     3.2 BUYER'S OBLIGATIONS. The Closing and Seller's obligation to perform at Closing pursuant to this Agreement are conditioned upon the fulfillment of the following:

     (a) PAYMENT OF PURCHASE PRICE. Buyer shall have timely delivered to Escrow the Purchase Price, adjusted as provided in this Agreement.

     (b) DUE PERFORMANCE. Buyer shall have timely delivered to Escrow originals of the documents described in Section 2.8(d) and (e), duly executed originals by Buyer, and such Closing Documents as are contemplated or necessary under the terms of this Agreement or as may reasonably be requested by Escrow to effect the Closing hereof, and Buyer shall have duly performed all of Buyer's obligations under this Agreement.

     3.3 DUE DILIGENCE CONTINGENCY. The "DUE DILIGENCE CONTINGENCY PERIOD" means the period commencing on the Effective Date and ending at 6:00 p.m. (Colorado time) on December 5, 2005 (such latter time and date being hereinafter known as the "DUE DILIGENCE EXPIRATION DATE"). Buyer, at any time during the Due Diligence Contingency Period, may, in its sole and absolute discretion, by written notice to Seller and Escrow, terminate this Agreement and receive back its Accrued Deposit. If Buyer does not, prior to the expiration of the Due Diligence Expiration Date, give Escrow and Seller written notice of Buyer's approval of the Property and election to waive the contingency set forth in this
Section 3.3 (and which notice must be received by Escrow and Seller prior to the Due Diligence Expiration Date), Buyer will be conclusively deemed to have elected to terminate the Agreement under this Section, in which case the provisions of Section 2.6 of this Agreement shall control. Buyer shall have the right, in the exercise of its sole discretion, to end the Due Diligence Contingency Period prior to the Due Diligence Expiration Date by delivering not less than forty-eight (48) hours' prior written notice to Seller of Buyer's election to waive this contingency.

4.   INSTRUCTIONS ON CLOSING.

     4.1 RECORDATION AND DELIVERY. When all conditions precedent to the Closing have been satisfied or waived as provided herein:

     (a) GRANT DEED. Escrow shall cause the Deed to be recorded in the official records of the County of Arapahoe.

     (b) PURCHASE PRICE. Escrow shall deliver to Seller funds in the amount of the Purchase Price, less or plus the net debit or credit to Seller by reason of the proration and allocation of Closing Costs provided for in this Agreement.

     (c) CLOSING DOCUMENTS. Escrow shall deliver to Buyer and/or Seller the other Closing Documents as appropriate.

     4.2 PRORATIONS. The prorations set forth below shall be made as of the date of Closing, on which date Seller shall be deemed to own the Property:

     (a) COLLECTED AND UNCOLLECTED RENT. All collected and uncollected rent (including, without limitation, all base rents, additional rents and retroactive rents (hereinafter collectively referred to as "RENT") for the Leases at the Real Property in effect on the Closing Date shall be prorated as of the Close of Escrow. Any prepaid Rent for the period following the Closing Date shall be paid over or credited by Seller to Buyer

     (b) OPERATING COSTS AND ADDITIONAL RENT RECONCILIATION. Seller, as landlord under the Leases, is or may be collecting from the Tenants an additional estimated amount of Rent to cover common area maintenance charges, insurance, taxes and related expenses ("OPERATING COSTS", with the estimated additional amounts paid by the Tenants hereinafter referred to as "ADDITIONAL RENT") in connection with the ownership, operations, maintenance and management of the Real Property. To the extent that any Additional Rent is paid by the Tenants to the Seller under the Leases based on an estimated payment basis for which a future reconciliation of actual Operating Costs to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment to the Purchase Price at the Close of Escrow for the applicable reconciliation period based on a comparison of the actual Operating Costs to the estimated payments at the Close of Escrow. If, as of the Close of Escrow, Seller has received Operating Costs' payments in excess of the amount that the Tenants will be required to pay, based on the actual Operating Costs as of the Close of Escrow, Buyer shall receive a credit in the amount of such excess. If, as of the Close of Escrow, Seller has received Operating Costs' payments that are less that the amount that the Tenants would be required to pay based on the actual Operating Costs as of the Close of Escrow, the Purchase Price shall be increased by the estimated amount of the underpayments. Operating Costs that are not payable by the Tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer and shall be reasonably estimated by the Parties if final bills are not available.

     (c) TAXES AND ASSESSMENTS. Real estate taxes and assessments imposed by any governmental authority ("TAXES") with respect to the Real Property for the relevant tax year in which the Real Property is being sold that are not yet due and payable or that have not yet been paid and that are not (and will not be) payable or reimbursable by the Tenants under their Leases as Operating Costs shall be prorated as of the Close of Escrow based upon the most recent ascertainable assessed values and tax rates and based upon the number of days Buyer and Seller will have owned the Real Property during such relevant tax year. Seller shall receive a credit for any Taxes paid by Seller and applicable to any period after the Close of Escrow.

     (d) LEASING COMMISSIONS AND TENANT IMPROVEMENTS. At the Close of Escrow, Buyer shall assume the obligation to pay all (i) leasing costs that are due or become due on or after the Closing Date to the extent that the same arise from a new Lease or any Lease amendment, extension or expansion hereafter entered into by Seller pursuant to Section 2.7(d), above and (ii) leasing costs that are due after the Closing Date (subject to Buyer's consent rights pursuant to Section 2.7(d), above).

     (e) TENANT DEPOSITS. The Tenants' security deposits, if any, not heretofore applied to their obligations under their respective Leases shall be transferred or credited to Buyer at the Close of Escrow. As of the Close of Escrow, Buyer shall assume all of Seller's obligations related to the security deposits.

     (f) UTILITIES AND UTILITY DEPOSITS. Utilities for the Real Property (excluding utilities for which payment is made directly by Tenants), including water, sewer, electric, and gas, based upon the last reading of meters prior to the Close of Escrow, shall be prorated. Seller shall be entitled to a credit for all security deposits and Owner Deposits (as hereinafter defined) held by any of the utility companies providing service to the Real Property; provided, however, Seller must deliver evidence of such deposits reasonably satisfactory to Buyer and to Escrow not later than five (5) business days prior to Closing to receive such credit. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Close of Escrow the bills therefor through the Closing Date, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller's portion and will pay the entire bill prior to delinquency after Close of Escrow. Buyer shall be responsible for paying any security deposits and Owner Deposits required by utility companies providing service to the Real Property.

     (g) OWNER DEPOSITS. Seller shall receive a credit at the Close of Escrow for all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility or similar entity (collectively, "OWNER DEPOSITS") to the extent assignable to Buyer. To the extent any Owner Deposits are not assignable to Buyer, Buyer shall replace such Owner Deposits and obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposits. To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

     (h) FINAL ADJUSTMENT AFTER CLOSING. If final prorations cannot be made at the Close of Escrow for any item being prorated under this Section 4.2, then for any such proration ("POST CLOSING PRORATION"), Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with Tenants have been completed, with final adjustment and payment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than sixty (60) days after the Close of Escrow), to the effect that income and expenses are received and paid by the Parties on a accrual basis with respect to their period of ownership.

     4.3 PAYMENT OF CLOSING COSTS. Except as may be expressly set forth in this Agreement to the contrary, Seller shall pay: the recording and/or filing fees necessary to discharge liens pursuant to Seller's obligations in Section 2.2, above; the cost of the Preliminary Title Report, if any; the cost of a standard coverage owner's policy of title insurance, subject to Section 2.2, above; all city and county documentary transfer taxes; and one-half of the amount of all fees and costs charged by Escrow, including the cost of recording the Deed. Buyer shall pay: all costs incurred by Buyer in investigating the Property and preparing to take title to the Real Property; the excess cost of an ALTA extended coverage policy of title insurance, as compared to the cost of a standard coverage policy; and one-half of the amount of all fees and costs charged by Escrow, including the cost of recording the Deed.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

     5.1 SELLER. Seller makes the following representations and warranties to Buyer, which representations and warranties shall be true and correct both as of the date of this Agreement and as of the Closing, and upon which representations and warranties Buyer shall be entitled to rely except to the extent that any inspection or investigation made by Buyer reveals information to the contrary:

     (a) AUTHORITY. This Agreement and all Closing Documents shall be duly authorized and executed and when delivered by Seller will be valid, binding and enforceable obligations of Seller, and that Seller has the legal authority and ability to sell the Property pursuant to this Agreement.

     (b) COMPLIANCE WITH LAWS. Except as set forth herein, Seller has received no written notice that any governmental agency considers the Real Property or the operation or use thereof to have failed to comply with any law, ordinance, regulation or order.

     (c) STATUS OF PROPERTY. Seller has received no written notice regarding cancellation of any casualty insurance on the Real Property, or requiring performance of any repairs, alterations or other work thereon in order to obtain or maintain casualty insurance on the Real Property.

     (d) NO SUITS OR CLAIMS. To Seller's actual knowledge and without investigation or inquiry, there are no suits or claims pending or to Seller's knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller have actual knowledge of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller.

     (e) NO ACTION TO CHANGE ZONING OR PERMITTED USES. Seller has not and will not, without the prior written consent of Purchaser, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use,. Notwithstanding anything to the contrary herein, the restrictions on Seller set forth in this Section shall be lifted and of no further force or effect if the Closing has not occurred prior to the date that is ninety
     (90) days after the Effective Date.

     (f) PAYMENT OF PROPERTY EXPENSES. Except for any item to be prorated at Closing or paid by Buyer in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller's use, ownership, or operation of the Property up to Closing shall be paid in full by Seller.

     (g) PAYMENT OF TAXES. All general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at Closing) have been paid or will be so paid by Seller prior to Closing.

     (h) NO UNRECORDED TITLE DEFECTS. To Seller's actual knowledge, and except as is disclosed in the Preliminary Title Report, there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to the Property.

     (i) NO INTENDED PUBLIC IMPROVEMENTS. To Seller's actual knowledge, Seller has not received any written notice that there are any intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property.

     (j) NO CONDEMNATION. To Seller's actual knowledge, Seller has not received any written notice that there is any impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities.

     (k) NO OTHER AGREEMENTS. Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, and Seller will not enter into nor execute any such agreement without Buyer's prior written consent. Notwithstanding anything to the contrary herein, the restriction on Seller set forth in this Section shall be lifted and of no further force or effect on the occurrence of the earliest of the following events: (i) Buyer's termination of this Agreement; or (ii) if the Closing has not occurred by January 17, 2006 (unless the Parties have agreed, in writing, to extend the Closing Date to a later date, in which event the restriction on Seller shall be lifted on the day immediately following the extended Closing Date).

     (L) ENVIRONMENTAL. Except as otherwise disclosed in the Property Documents, and to Seller's actual knowledge, Seller has not received any written notice that there exists or has existed, or that Seller itself has caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Substances.

     (m) To Seller's actual knowledge, except as otherwise disclosed in the Property Documents, Seller has not received any written notice that there is now, or there has ever been, on or in the Property any underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Purchaser, effective as of Closing, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to Closing and continuing in existence on the Property at Closing).

     (m) NO INCREASED ASSESSED VALUATION. To Seller's actual knowledge, there are no proceedings pending for the increase of the assessed valuation of the Property.

     (n) DUTY TO SUPPLEMENT. Should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 5.1 after the Effective Date and prior to Closing, Seller will immediately notify Purchaser of the same in writing.

     5.2 BUYER. Buyer represents and warrants that this Agreement and all Closing Documents shall be duly authorized and executed and when delivered by Buyer will be valid, binding and enforceable obligations of Buyer, and that Buyer has the legal authority and ability to purchase the Property pursuant to this Agreement.

     5.3 SURVIVAL. Seller's representations, warranties and covenants, if any, set forth in Sections 2.4, 3.1 and 5.1 shall terminate and be of no further force or effect immediately upon the Closing. The representations and warranties, if any, of Seller elsewhere contained in this Agreement shall survive for a period of twelve (12) months following the Closing Date.

6.   REMEDIES.

     6.1 BUYER'S REMEDIES. In the event that Seller fails to consummate this Agreement for any reason, except Buyer's default or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer shall have one, but not both, of the following remedies, and no others:

               (A) BUYER MAY TERMINATE THIS AGREEMENT, IN WHICH CASE AND UPON EXECUTION OF CANCELLATION INSTRUCTIONS BY BUYER, ESCROW SHALL IMMEDIATELY RETURN THE ACCRUED DEPOSIT TO BUYER, AND SELLER SHALL PAY ANY ESCROW CANCELLATION CHARGES.

               (B) BUYER MAY BRING AN ACTION FOR SPECIFIC PERFORMANCE AGAINST SELLER WITH RESPECT TO THIS AGREEMENT, BUT IN SUCH EVENT, AND EXCEPT FOR THE ATTORNEY'S FEES AND COSTS ALLOWABLE UNDER SECTION 7.3, BELOW, BUYER MAY NOT SEEK ANY DAMAGES, GENERAL, SPECIAL OR CONSEQUENTIAL, SUFFERED OR CLAIMED TO HAVE BEEN SUFFERED BY IT, AND THE COURT SHALL NOT HAVE ANY POWER OR RIGHT TO AWARD ANY SUCH DAMAGES. ANY CLAIM OR DEMAND FOR SPECIFIC PERFORMANCE SHALL BE ABSOLUTELY BARRED UNLESS BUYER COMMENCES AN ACTION THEREON WITHIN NINETY (90) DAYS AFTER THE DATE OF THE INACTION, OMISSION, EVENT, OR DEFAULT OF SELLER THAT GAVE RISE TO SUCH CLAIM FOR SPECIFIC PERFORMANCE. BUYER ACKNOWLEDGES AND UNDERSTANDS, AFTER HAVING CONSULTED WITH ITS LEGAL COUNSEL, THAT THE PURPOSE OF THE FOREGOING IS TO SHORTEN THE PERIOD WITHIN WHICH BUYER WOULD OTHERWISE HAVE TO BRING A CLAIM FOR SPECIFIC PERFORMANCE.

     NOTWITHSTANDING THE FOREGOING, IF SPECIFIC PERFORMANCE IS UNAVAILABLE AS A REMEDY TO BUYER BECAUSE OF SELLER'S AFFIRMATIVE ACTS, BUYER SHALL BE ENTITLED TO PURSUE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY, HOWEVER, IN SUCH EVENT, BUYER'S DAMAGES SHALL BE LIMITED TO THE LESSER OF ITS ACTUAL DAMAGES OR FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), AND NO TRIBUNAL

OR COURT SHALL HAVE JURISDICTION OR AUTHORITY TO ISSUE AN AWARD IN EXCESS OF SUCH AMOUNT .

     6.2 SELLER'S REMEDIES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S DEFAULT UNDER OR BREACH OF THE TERMS OF THIS AGREEMENT, ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE. IF BUYER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT AS A RESULT OF BUYER'S DEFAULT UNDER OR BREACH OF THE TERMS OF THIS AGREEMENT, THEN SELLER MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER AND ESCROW AND SELLER SHALL RECEIVE OR RETAIN THE ACCRUED DEPOSIT AS LIQUIDATED DAMAGES, BUT NOT AS A PENALTY. THE PARTIES AGREE THAT THE AMOUNT OF THE ACCRUED DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF BUYER'S DEFAULT. SELLER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR BUYER'S REPAIR AND INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 2.5 AND 2.10 AND ELSEWHERE IN THIS AGREEMENT, AND EXCEPT FOR THE ATTORNEY'S FEES AND COSTS ALLOWABLE UNDER SECTION 7.3, BELOW, SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER.

          SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING PROVISIONS IN SECTIONS 6.1 AND 6.2, AND BY THEIR INITIALS IMMEDIATELY BELOW, AGREE TO BE BOUND BY THEIR TERMS.

                    SELLER: SW   BUYER: JMP

     6.3 LIMITATION OF SELLER'S LIABILITY. Notwithstanding anything to the contrary in this Agreement, any judgment obtained by Buyer against Seller shall be satisfied only out of Seller's interest in the Real Property and the rents receivable by Seller therefrom. The Seller Releasees shall not have any personal liability for any matter in connection with this Agreement or for the obligations of the Seller. Buyer shall not institute, seek or enforce any personal or deficiency judgment against Seller or any of the Seller Releasees, and none of their property, except the Real Property, shall be available to satisfy any judgment hereunder. The covenants contained in this Section shall survive the Close of Escrow and the termination of this Agreement.

     6.4 BUYER'S GENERAL INDEMNITY. Buyer will defend, indemnify and hold the Seller Releasees harmless from and against: (a) any and all injuries, losses, liens, claims, judgments, obligations, liabilities, costs, expenses or damages arising from any breach of the warranties or representations of Buyer contained in this Agreement; and (b) any and all injuries, losses, liens, claims, judgments, obligations, liabilities, costs, expenses or damages arising after the Closing Date regarding the Property or arising as a result of Buyer's failure to pay all taxes, assessments, fees and other government charges levied upon or otherwise relating or attributable to the Property or the operations conducted thereon arising after the Closing Date. The covenants contained in this Section shall survive the Close of Escrow and the termination of this Agreement.

     6.5 SELLER'S GENERAL INDEMNITY. Seller will defend, indemnify and hold the Buyer and its general and limited partners, officers, directors, shareholders, members, managers, beneficiaries, successors, related entities, agents and employees (collectively hereinafter the "BUYER RELEASEES") harmless from and against: (a) any and all injuries, losses, liens, claims, judgments, obligations, liabilities, costs, expenses or damages arising from any breach of the warranties or representations of Seller contained in this Agreement; and (b) any and all injuries, losses, liens, claims, judgments, obligations, liabilities, costs, expenses or damages arising prior the Closing Date regarding the Property or arising as a result of Seller's failure to pay all taxes, assessments, fees and other government charges levied upon or otherwise relating or attributable to the Property or the operations conducted thereon arising prior to the Closing Date. The covenants contained in this Section shall survive the Close of Escrow and the termination of this Agreement. Notwithstanding the foregoing, Seller shall have no obligation to defend, indemnify or hold the Buyer Releasees harmless from or against any condition, injury, claim, loss, expense, cost or damage for which, under Section 2.3, above, Buyer has released Seller.

7.   GENERAL PROVISIONS.

     7.1 BROKERS AND FINDERS. Seller and Buyer each represent that other than as set forth herein, neither has dealt with any broker or finder with regard to the within described transaction or the Property. Seller and Buyer shall each indemnify the other and the Property from and against any loss, damage or expense resulting from any claims by any other person or other legal entity with which such indemnifying Party has had contact, discussion or negotiations pertaining to the Property for any such brokerage commissions or fees alleged to have been earned at the request of such indemnifying Party. Seller has used the services of Patrick Devereaux of Cushman & Wakefield of Colorado, Inc. ("BROKER"), and Buyer has not used the services of any real estate broker or salesperson in connection with this transaction, and upon the successful Close of Escrow pursuant to the terms contained herein, Seller shall pay to Broker a commission pursuant to a separate agreement as Broker's total, and sole, compensation for the brokerage services rendered in connection with this Agreement. Broker shall return the foregoing commission upon Seller's demand in the event that after the Close of Escrow, (a) Seller and Buyer agree to a rescission of the Agreement and/or a court of competent jurisdiction orders the rescission of this Agreement, and (b) title to the Property is returned to Seller. Nothing herein is intended to give Broker any rights under this Agreement, and Broker shall not be deemed to be a third party beneficiary hereunder.

     7.2 NOTICES. Any notice, request, demand, instruction or other document to be given hereunder or pursuant hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested or by nationally recognized overnight delivery service (such as Federal Express), or facsimile, as follows:

     If to Seller to:   c/o Auburndale Properties, Inc.
                        2951 28th Street, Suite 2050
                        Santa Monica, CA 90405
                        ATTN: Mrs. Chris Felix
                        Facsimile No.: (310) 396-8306
                        cfelix@aubproperties.com

                        With a copy to:

                        c/o Auburndale Properties, Inc.
                        50 Tice Boulevard
                        Woodcliff Lake, New Jersey 07675
                        ATTN: Mr. Shalom Wall
                        Facsimile No.: (201) 930-1833
                        swall@aubproperties.com

                        With a copy to:

                        Leo A. Schwarz, Esq.
                        P.O. Box 8340
                        Calabasas, CA 91372-8340
                        Facsimile No.: (818) 222-2993
                        leolaw@gte.net & wfigueroa@sbcglobal.net

     If to Buyer to:    Cole Takedown, LLC
                        2555 E. Camelback Road, Suite 400
                        Phoenix, AZ 85016
                        ATTN: Todd J. Weiss, Esq.
                        Facsimile No.: (602) 778-8780
                        TWeiss@ColeCapital.com

                        With a copy to:

                        Bennett Wheeler Lytle & Cartwright, PLC
                        3838 N. Central Avenue, Suite 1120
                        Phoenix, AZ 85012

                        ATTN: Kevin T. Lytle, Esq.
                        Facsimile No.: (602) 266-9119
                        klytle@bwlclaw.com

     If to Escrow to:   First American Title Insurance Company
                        2425 E. Camelback Road, Suite 300
                        Phoenix, AZ 85016
                        ATTN:  Mr. Tom Anzaldua
                        Facsimile No.: (602) 567-8101
                        tanzaldua@firstam.com

     Notice shall be deemed to have been given upon receipt or refusal to accept delivery. The addresses and addressees for purposes of this paragraph may be changed by giving written notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee stated by written notice, or provided herein if no written change has been sent or received, shall be deemed to continue in effect for all purposes hereunder. Any notice sent by facsimile shall be effective when received, provided, however, the sending Party immediately thereafter delivers a copy of the notice to the other Party via one of the other methods of providing notice set forth above.

     7.3 ATTORNEY'S FEES. If there is any litigation to enforce any provisions or rights arising herein, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys' fees incurred by the successful party, such fees to be determined by the court.

     7.4 ENTIRE AGREEMENT. This Agreement is intended by the Parties as a final expression and a complete and exclusive statement of the entire agreement of the Parties with respect to the subject matter hereof, and, as such, this Agreement supersedes all prior understandings and agreements, whether oral or in writing, between the Parties respecting the subject matter of this Agreement.

     7.5 SEVERABILITY. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be severed from this Agreement, and the remaining parts hereof will remain in full force and effect, as fully as if such invalid, illegal or unenforceable portion had never been part of this Agreement.

     7.6 AMENDMENTS. This Agreement may be amended at any time only by the written agreement of Seller and Buyer. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the Parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the Parties.

     7.7 NO THIRD PARTY BENEFIT. This Agreement is intended to benefit only the Parties to this Agreement, their successors and assigns, and no person or entity has or shall acquire any rights under this Agreement except other than such successors or assigns.

     7.8 TIME OF THE ESSENCE. Time shall be of the essence as to all dates and times of performance, whether contained in this Agreement or contained in any Escrow instructions to be executed pursuant to this Agreement, and all Escrow instructions shall be deemed to contain a provision to this effect. If any date upon which any Party hereto is required to act shall fall on a Saturday, Sunday or national holiday, the date as to which action applies shall be deemed to be the next following business day.

     7.9 FURTHER ACTION. Each Party agrees to execute such further documents or Escrow instructions and to take such further action as may be reasonably necessary or desirable to effectuate the intent and purposes of this Agreement and to consummate the transactions contemplated herein.

     7.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed shall be an original and all of which together shall constitute one and the same Agreement. A signature transmitted by facsimile shall for all intents and purposes be treated as an original, however, the Party transmitting such signature by facsimile shall concurrently deliver to the other, by overnight delivery service, the executed original of this Agreement.

     7.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and enforceable by and shall inure to the benefit of the successors and assigns of the Parties hereto. Except as set forth in Section 7.15, below, Buyer shall not assign this Agreement without the prior written consent of Seller, which consent may be withheld by Seller for any reason or for no reason, provided, however that Buyer may assign this Agreement to an entity wholly owned or controlled by Buyer (hereinafter, a "RELATED ENTITY"), but in such event (a) the assignee shall assume in writing all of Buyer's obligations and duties under this Agreement, (b) Buyer shall provide to Seller evidence reasonably satisfactory to Seller that the assignee is a Related Entity, and (c) Buyer shall promptly provide Seller with written notice of such assignment, together with a true, correct and complete copy of the assignment agreement. In no event shall Buyer be released from or relieved of any of its obligations, duties or liabilities hereunder for or on account of such assignment.

     7.12 CONSTRUCTION; CHOICE OF LAW. This Agreement shall be construed fairly and equally as to Seller and Buyer and without regard to which Party drafted the same. All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached. Section headings contained in this Agreement are for the purposes of reference and convenience only and shall not limit or otherwise affect the meaning hereof. This Agreement has been executed and is to be performed in the County of Arapahoe, and this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     7.13 WAIVER OF JURY TRIAL. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT RECENT CASES HAVE DETERMINED THAT CONTRACTUAL WAIVERS OF A PARTY'S RIGHT TO A JURY TRIAL MAY BE INVALID, ALTHOUGH FURTHER REVIEW OF THESE HOLDINGS ARE OR MAY BE PENDING. NOTWITHSTANDING THE ABOVE-REFERENCED HOLDINGS, SELLER AND BUYER EACH DESIRE TO INCLUDE A JURY TRIAL WAIVER IN THIS AGREEMENT, AND EACH COVENANTS TO DO SUCH FURTHER ACTS AND TAKE SUCH ADDITIONAL ACTION AS IS HEREAFTER REQUIRED TO VALIDATE AND/OR ENFORCE THIS WAIVER. BY INITIALING BELOW, SELLER AND BUYER HEREBY ACKNOWLEDGE THAT EACH WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY ISSUE OR ACTION BETWEEN THEM RELATING TO THIS AGREEMENT OR THE PROPERTY OR THE NEGOTIATIONS THAT PRECEDED THIS AGREEMENT.

                    SW       JMP
                    SELLER   BUYER

     7.14 SELLER'S ELECTION OF IRC SECTION 1031 EXCHANGE. Seller may elect to effect a tax-deferred exchange under Section 1031 of the Internal Revenue Code by designating other real property (the "EXCHANGE PROPERTY") to be acquired by an intermediary selected by Seller ("INTERMEDIARY") in exchange for the Real Property. In such event, Seller shall enter into an exchange agreement with the Intermediary prior to the Closing by the terms of which the Intermediary shall receive the sale proceeds of the Real Property, and Seller may transfer this Agreement to the Intermediary for such purpose, but all transfer documents shall be executed by Seller and Seller shall remain solely responsible for Seller's obligations under this Agreement. Notwithstanding Seller's election to effect a tax-deferred exchange, such an exchange by Seller shall not interfere with or excuse Seller's obligations under this Agreement, and Seller shall be required to sell such Real Property to Buyer and Buyer shall be required to purchase the Real Property for the price and on the terms set forth in this Agreement. In no event shall Buyer be required (a) to take title to any property other than the Real Property described herein, or (b) to pay funds in addition to those called for elsewhere in this Agreement. Buyer shall execute such documents and undertake such acts as are reasonably necessary and/or convenient to facilitate the foregoing tax-deferred exchange, but Buyer shall not be required to be involved in such exchange other than as specified herein.

     7.15 BUYER'S ELECTION OF IRC SECTION 1031 EXCHANGE. Buyer may elect to effect a tax-deferred exchange under Section 1031 of the Internal Revenue Code by designating an Intermediary to acquire the Real Property in exchange for other real property owned by Buyer ("BUYER'S PROPERTY"). In such event, Buyer shall enter into an exchange agreement with the Intermediary prior to the Closing by the terms of which the Intermediary shall use the sale proceeds from Buyer's Property to acquire the Real Property, and Buyer may transfer this

Agreement to the Intermediary for such purpose, but all transfer documents shall be executed by Buyer and Buyer shall remain solely responsible for Buyer's obligations under this Agreement. Notwithstanding Buyer's election to effect a tax-deferred exchange, such an exchange by Buyer shall not interfere with or excuse Buyer's obligations under this Agreement, and Buyer shall be required to buy the Real Property from Seller and Seller shall be required to sell the Real Property for the price and on the terms set forth in this Agreement. In no event shall Seller be required (a) to take title to any other property other, or (b) to pay funds in addition to those called for elsewhere in this Agreement. Seller shall execute such documents and undertake such acts as are reasonably necessary and/or convenient to facilitate the foregoing tax-deferred exchange, but Seller shall not be required to be involved in such exchange other than as specified herein.

     7.16 CONFIDENTIALITY. Seller and Buyer and on behalf of their agents, representatives and assigns, agree and warrant that they understand and agree that as a material condition of this Agreement, and in exchange for consideration hereunder, the negotiations preceding this Agreement and any that may hereafter take place, the contents of the Property Documents and any other documents hereafter disclosed to either Party, any financial information provided to either Party by the other, and the existence of this Agreement together with its terms and conditions (collectively, the "CONFIDENTIAL INFORMATION"), are to remain strictly private and confidential to the extent permitted by law. Seller and Buyer expressly agree that they will not disclose, request or consent to disclosure or otherwise disseminate the Confidential Information to anyone with the sole exceptions of their attorneys, accountants, lenders or tax preparers, and they shall instruct their attorneys, accountants, lenders or tax preparers not to disclose the Confidential Information to anyone, unless specifically permitted or required by law, and in that event, only such information as the law permits or requires to be disclosed. Seller and Buyer, and on behalf of their agents, representatives and assigns, agree that they shall not at any time do anything or take any action or make any statement, written or oral, inconsistent with the terms and provisions of this Agreement. Seller and Buyer understand that the "lid" on publicity and all other terms hereof will be enforced and that a breach of this Agreement will make them responsible for all damages occasioned thereby, including, but not limited to, attorney's fees incurred therefrom. Notwithstanding the foregoing, each Party, on or after the Closing, may issue a press release generally describing the sale and/or acquisition of the Property, but the Purchase Price and financial terms of this Agreement shall not be disclosed.

     7.17 SEC S-X 3-14 AUDIT. Seller acknowledges that Buyer may elect to assign all of its right, title and interest in and to this Agreement to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("REGISTERED COMPANY"), promoted by the Buyer or to an affiliate of a Registered Company (a "REGISTERED COMPANY AFFILIATE"). In the event Buyer's assignee under this Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the "SEC FILINGS") that relate to the most recent pre-acquisition fiscal year (the "AUDITED YEAR") for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to provide Buyer and the Registered Company with financial information regarding the Property for the Audited Year requested by Buyer, the Registered Company, and/or Buyer's or the Registered Company's auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property ("SEC FILING INFORMATION"). Notwithstanding the foregoing, under no circumstances shall Seller be required to deliver or disclose any of its tax returns or any information that is privileged by law from disclosure, provided, however, Seller agrees to deliver or disclose to Buyer such component information used in connection with the preparation of said tax returns as is necessary for Buyer to satisfy the SEC Filings requirements. Seller shall deliver the SEC Filing Information requested by Buyer, the Registered Company and/or Buyer's or the Registered Company's auditors prior to the expiration of the Study Period, and Seller agrees to cooperate with Buyer, the Registered Company and Buyer's or the Registered Company's auditors regarding any inquiries by Buyer, the Registered Company and Buyer's or the Registered Company's auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to COE in form and substance requested by Buyer's or the Registered Company's auditors ("SEC FILINGS LETTER"). A sample SEC Filings Letter is attached to the Purchase Agreement as Exhibit "C"; however, Buyer's and/or the Registered Company's auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Buyer shall reimburse Seller for Seller's reasonable costs associated with providing the SEC Filing Information. The provisions of this Section 7.17 shall survive the Closing for a period of one (1) year.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

SELLER:   SHADRALL ASSOCIATES, A NEW YORK GENERAL
          PARTNERSHIP

          By its Managing General Partner,
          Shadrall Corp., a
          Massachusetts Corporation


          By: /s/ Shalom Wall
              -----------------------------------
              Shalom Wall, Vice President
          Dated: 11-16-05


BUYER:    COLE TAKEDOWN, LLC, A DELAWARE LIMITED
          LIABILITY COMPANY


          /s/ John M. Pons
          ---------------------------------------
          BY: John M. Pons
          ITS: Senior Vice President
          Dated: November 16, 2005

                         AMENDMENT TO PURCHASE AGREEMENT

     This Amendment to Purchase Agreement (this "Amendment") is made and entered into effective as of the 29th day of November, 2005, by and between SHADRALL ASSOCIATES ("Seller") and COLE TAKEDOWN, LLC ("Buyer") and provides as follows:

                                   WITNESSETH:

     WHEREAS, Seller and Buyer entered into that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions dated as of November 16, 2005 (the "Purchase Agreement"); and

     WHEREAS, Seller and Buyer desire to amend the Purchase Agreement as hereinafter set forth.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

     1. The first sentence of Section 3.3 of the Purchase Agreement is hereby amended by deleting the entirety thereof and substituting the following in lieu thereof:

          THE "Due Diligence Contingency Period" MEANS THE PERIOD COMMENCING ON THE EFFECTIVE DATE AND ENDING AT 6:00 P.M. (COLORADO TIME) ON DECEMBER 7, 2005 (SUCH LATTER TIME AND DATE BEING HEREINAFTER KNOWN AS THE "Due Diligence Expiration Date").

     2. Except as specifically amended herein, all of the terms and provisions of the Purchase Agreement are hereby ratified and affirmed to be in full force and effect as of the date hereof. To the extent of any conflict between the Purchase Agreement and this Amendment, the terms and provisions of this Amendment shall govern and control.

     3. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same instrument binding on all parties. Delivery of a signed counterpart by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

BUYER:                                   SELLER:

COLE TAKEDOWN, LLC, a Delaware limited   SHADRALL ASSOCIATES, a New York general
liability company                        partnership


By: /s/ John M. Pons                     By: Shadrall Corp., a Massachusetts
    ----------------------------------   corporation
    John M. Pons                         Its General Partner
    Its Senior Vice President


                                         By: /s/ Shalom Wall
                                             -----------------------------------
                                             Shalom Wall
                                             Its Vice President

                     REINSTATEMENT OF AND FIRST AMENDMENT TO
                AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
                          AND JOINT ESCROW INSTRUCTIONS

     THIS REINSTATEMENT OF AND FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (this "Amendment") dated as of the 3rd day of January, 2006, is executed by and between SHADRALL ASSOCIATES, a New York general partnership ("Seller"), and COLE TAKEDOWN, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

     A. Seller and Buyer have heretofore entered into a certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions dated November 16, 2005 (the "Agreement"). Unless otherwise defined herein, terms used herein with initial capital letters shall have the same meanings assigned to such terms in the Agreement.

     B. Buyer did not approve the Property pursuant to Section 3.3 of the Agreement or waive the contingencies set forth therein, which, pursuant to said
Section 3.3, was deemed to be an election by Buyer to terminate the Agreement. Buyer and Seller acknowledge and agree, however, that the Accrued Deposit was not returned to Buyer as contemplated by Section 2.6 of the Agreement and is still held in escrow by Escrow.

     C. Seller and Buyer now wish to reinstate the Agreement and to amend certain of the terms thereof.

     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Seller and Buyer hereby reinstate the Agreement and acknowledge that the Agreement is in full force and effect as of the date hereof. Buyer hereby waives its right to terminate the Agreement pursuant to Section 3.3.

2.   The Purchase Price shall be $18,500,000.00.

3. Not later than three (3) business days after the full execution and delivery of the Amendment to Escrow, Buyer shall deliver to Escrow additional earnest money in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which amount shall be added to and be a part of the Accrued Deposit.

4. Section 1.4 of the Agreement is deleted in its entirety and replaced by the following:

     "1.4 EXPECTED CLOSING DATE. Subject to Section 2.9, the Closing shall be January 17, 2006 (the "EXPECTED CLOSING DATE"). Buyer may extend the Closing for up to an additional twenty (20) days upon delivery of written notice to extend the Closing to Escrow and Seller prior to the original Closing Date."

5. Seller's has responded to Buyer's written objections to the Exceptions pursuant to Section 2.2 of the Agreement by notifying Buyer that Seller will not cure, clear correct or remove any Exceptions to which Buyer objected. The parties hereby acknowledge and agree that Buyer shall have the option, exercisable by giving written notice thereof to Seller on or before 5 p.m. Phoenix, Arizona time on January 9, 2006, to terminate the Agreement under Section 2.2 if Buyer is unable to clear, correct or remove the Exceptions to which it has objected. If Buyer elects to terminate the Agreement, the provisions of Section 2.6 shall apply. If Buyer fails to provide timely written notice of its election to terminate the Agreement, Buyer shall be deemed to have waived its objections to the Exceptions.

6. As reinstated and amended hereby, the Agreement remains in full force and effect.

7. In order to facilitate execution, (a) this Amendment may be executed in as many counterparts as may be convenient or required, (b) all counterparts shall collectively constitute a single instrument, (c) any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages and (d) delivery of an executed counterpart of this Amendment by facsimile shall be binding on the parties so delivering.

     EXECUTED AND DELIVERED as of the date first above written.

                                         SELLER:

                                         SHADRALL ASSOCIATES,
                                         a New York general partnership

                                         By its Managing General Partner,
                                         Shadrall Corp., a Massachusetts
                                         corporation


                                         By /s/ Shalom Wall
                                            ------------------------------------
                                            Shalom Wall, Vice President


                                         BUYER:

                                         COLE TAKEDOWN, LLC,
                                         a Delaware limited liability company


                                         By: /s/ John M. Pons
                                             -----------------------------------
                                         Print: John M. Pons
                                         Its: Senior Vice President

    ASSIGNMENT OF AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND JOINT
                               ESCROW INSTRUCTIONS

                         SHADRALL ASSOCIATES, AS SELLER
                                       AND
                          COLE TAKEDOWN, LLC, AS BUYER

     ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions ("Purchase Agreement") described herein, to ASSIGNEE and its successors and assigns. The Purchase Agreement is described as follows:

     DATE OF AGREEMENT:   November 16, 2005, as amended and reinstated

     ORIGINAL BUYER:      Cole Takedown, LLC

     ASSIGNED TO:         Cole MT Denver CO, LLC

     PROPERTY ADDRESS:    4827 and 4887 South Wadsworth Way, Denver, Colorado


     ASSIGNOR acknowledges that it is not released from any and all obligations or liabilities under said Purchase Agreement with the exception of the earnest money deposit which is currently in escrow.

     ASSIGNEE hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement. This Assignment shall be in full force and effect upon its full execution.

     Executed this 6th day of February, 2006.

ASSIGNOR:                               ASSIGNEE:

COLE TAKEDOWN, LLC                      COLE MT DENVER CO, LLC

                                        By: Cole REIT Advisors II, LLC,
                                            its Manager


By: /s/ John M. Pons                    By: /s/ John M. Pons
    ---------------------------------       ------------------------------------
    John M. Pons                            John M. Pons
    Senior Vice President                   Senior Vice President